Exhibit 99.1

In addition to the SNL Financial Statements presented in accordance with GAAP and included in Exhibit 99.2 to this Current Report on Form 8-K, below we have included EBITDA and Adjusted EBITDA for the periods presented. EBITDA and Adjusted EBITDA are non-GAAP financial measures, and are being provided to illustrate how the Company’s management analyzed the historical SNL Financial Statements, as part of the Company’s overall analysis of SNL Financial undertaken in connection with entering the Merger Agreement. Because this non-GAAP information does not reflect recognized measurements under GAAP, investors should not consider this non-GAAP information as a substitute for measures of SNL Financial’s financial performance as determined in accordance with GAAP, such as net loss, loss from operations or net cash provided by operating activities. The following table reconciles SNL Financial’s net loss to EBITDA and Adjusted EBITDA for the periods presented.

	Year ended December 31,
	2013	2014
	(in thousands)
Net loss	$(48,860)	$(55,916)
Interest expense, net	17,737	15,538
Income tax expense/(benefit)	813	(376)
Depreciation and amortization(1)	66,525	71,621

EBITDA	$36,215	$30,867
Adjustments to selling, general and administrative expenses(2)	1,998	4,861
Amortization of stock-based compensation expense	1,928	1,969
Loss on extinguishment of debt	—	3,435
Other (income)/expense, net(3)	(1,513)	1,380

Adjusted EBITDA	$38,628	$42,512

(1)	For 2013 and 2014, includes $26,211 and $28,362, respectively, of amortization expense related to goodwill.
(2)	For 2013, includes credit facility fees ($442), acquisition-related costs ($400), fixed asset disposal costs ($322), non-cash rent expense ($236), and other miscellaneous expenses ($598). For 2014, includes expenses for termination of an outsourcing vendor contract ($3,330), credit facility fees ($490), non-cash rent expense ($243), acquisition-related costs ($175) and other miscellaneous expenses ($623).
(3)	For 2013, includes a contingent liability adjustment related to a prior acquisition. For 2014, includes foreign exchange losses related to intercompany loans.